EXHIBIT 99.1


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                          SUN BANCORP, INC. Letterhead


               NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE


                          ****FOR IMMEDIATE RELEASE****


          FOR MORE INFORMATION, CONTACT: Robert F. Mack (609) 691-7700


Vineland, NJ........November 6, 1997                                 PAGE 1 of 2

          SUN BANCORP, INC. TO PURCHASE BRANCH FROM FIRST SAVINGS BANK

         Bernard A. Brown, Chairman, and Philip W. Koebig, III, Executive Vice President, of Sun Bancorp, Inc., (Nasdaq National Market symbol "SNBC"), the Vineland New Jersey parent holding company of Sun National Bank, announced today that Sun National Bank has signed a definitive agreement to purchase the Eatontown, New Jersey office of First Savings Bank, Woodbridge, New Jersey. The branch, located in Monmouth County, has approximately $28 million in deposits.

         "We are pleased to be able to expand our market presence into Monmouth County," commented Brown. "When this transaction is complete, Sun will have thirty-nine financial service centers serving southern and central New Jersey," he added.

         Sun has developed a reputation for being a community bank that focuses on satisfying the financial needs of its customers," remarked Koebig, who serves as President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity to offer our new customers a wide range of products and services typically offered by a commercial bank, while also giving them the personalized attention of a community bank." Koebig added that, once the transaction has been completed, branch employees will be retained by Sun.



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         This is the  eighth in a series of  acquisitions,  both  whole bank and branch, during the past three and one-half years that have been made as part of Sun's strategic plan for growth. During that period of time, the total assets of Sun have grown from $113 million in 1994 to $585 million currently. Assets are expected to exceed $1 billion following the completion of the transaction with First Savings and the previously announced branch purchase from The Bank of New York. The transaction is subject to regulatory approval and is expected to close during the first quarter of 1998.

         Sun National Bank currently has twenty-eight financial service centers in Atlantic, Burlington, Camden, Cape May, Cumberland, Mercer, Ocean and Salem Counties, New Jersey, servicing the retail and commercial markets. Sun has previously announced the November, 1997 acquisition of eleven branches from The Bank of New York.

         Sun Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol SNBC. The 9.85% Trust Preferred Securities of Sun Capital
Trust, a wholly-owned subsidiary of the Company are listed on the Nasdaq National Market under the symbol SNBCP. Sun's deposits are insured by the F.D.I.C.


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